EXHIBIT 99.1

2707 NO. 108TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836
For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Mark Roth	Jeff Elliott or Geralyn DeBusk

VP of Corporate Development & Treasurer	972-458-8000

402-827-6226
Lindsay Corporation Releases Interim Information Regarding 2nd Quarter Fiscal 2009 Revenue
OMAHA, Neb., January 29, 2009—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced that it expects total Company revenues in the second quarter of fiscal 2009 to be approximately 30% to 40% less than revenues reported for the prior fiscal year’s second quarter. The primary factor for the expected decline in revenue is the significantly lower global, incoming order rate for irrigation equipment. While infrastructure revenues are also expected to be lower in the quarter than the same prior-year period, the Company believes this is due primarily to the timing of project-oriented business. The Company will continue to take appropriate actions in response to economic conditions, including reductions in workforce and discretionary spending and other cost-saving measures. As of mid-January, the Company had reduced its global headcount by 25% since the start of fiscal 2009.
Rick Parod, president and chief executive officer, commented, “Due to the current economic uncertainty and lower agricultural commodity prices, we have continued to experience a significantly lower order rate for irrigation equipment up to this point in the selling season. Historically, orders for irrigation equipment accelerate in early January, providing some indication of demand for the selling season. As the farmer is currently faced with lower and uncertain farm economics for this growing season, purchase decisions appear to have been deferred.”
Parod continued, “The long-term global drivers of increasing food production, improving water-use efficiency, improving environmental stewardship and improving transportation infrastructure remain strong. We believe that our irrigation and infrastructure products position us well to benefit from these long-term drivers, and our financial resources and capabilities are sufficient to weather the current economic conditions.”
The Company maintains a policy of generally not providing earnings guidance. This interim update has been provided due to the unique and rapidly changing economic conditions and does not indicate a change in the Company’s policy.
About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At January 5, 2009, Lindsay had approximately 12.3 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that we file with the Securities and Exchange Commission. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,”

“expectation,” “outlook,” “could,” “may,” “should,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.